TS&W SMALL CAP VALUE FUND LLC
                              5000 MONUMENT AVENUE
                            RICHMOND, VIRGINIA 23230

                                  July 9, 2003

Dear Independent Fiduciary of ERISA Plan, or IRA Plan, Unitholder:

         We are seeking your approval of a proposed reorganization of TS&W Small Cap Value Fund LLC, a Virginia limited liability company ("TS&W Small Cap Fund") with and into PBHG Small Cap Value Fund, an investment portfolio of PBHG Funds, a Delaware statutory trust and registered open-end investment company.

         The reorganization of TS&W Small Cap Fund with and into PBHG Small Cap Value Fund will result in the conversion of TS&W Small Cap Fund into a mutual fund registered under the Investment Company Act of 1940. PBHG Small Cap Value Fund will have the same investment objective and investment strategies as TS&W Small Cap Fund, and was created to facilitate the proposed transaction. If the reorganization is approved, unitholders in TS&W Small Cap Fund will become shareholders of PBHG Small Cap Value Fund. The reorganization is being proposed, in part, so that TS&W Small Cap Fund's investment strategy can be made available to the general public.

         Thompson, Siegel & Walmsley, Inc. serves as managing member and investment advisor to TS&W Small Cap Fund. In addition, the underlying assets of TS&W Small Cap Fund are considered assets of the ERISA-regulated employee benefit plans and IRAs that are unitholders in TS&W Small Cap Fund. Consequently, Thompson, Siegel & Walmsley also serves as a fiduciary of those investing plans within the meaning of section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), is an investment advisor registered under the Investment Advisers Act of 1940, as amended, and is a "qualified professional asset manager" within the meaning of U.S. Department of Labor Prohibited Transaction Exemption 84-14.

         After the proposed reorganization, Thompson, Siegel & Walmsley will serve as a sub-advisor to PBHG Small Cap Value Fund. Pilgrim Baxter & Associates, Ltd. will serve as investment advisor to PBHG Small Cap Value Fund. Each of Thompson, Siegel & Walmsley and Pilgrim Baxter & Associates is an indirect, wholly-owned subsidiary of Old Mutual plc, a financial services organization based in the United Kingdom. After the reorganization, the assets of TS&W Small Cap Fund will be invested in the same manner by the portfolio managers.

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         Because the underlying assets of the TS&W Small Cap Fund constitute assets of ERISA plan and IRA unitholders, and because Thompson, Siegel & Walmsley will serve as sub-advisor, and its affiliate will serve as investment advisor, to the PBHG Small Cap Value Fund, the transfer of TS&W Small Cap Fund assets in exchange for shares of the PBHG Small Cap Value Fund will constitute a prohibited transaction under section 406 of ERISA, and section 4975 of the Code, in the absence of a regulatory exemption from those prohibitions. In this regard, U.S. Department of Labor Prohibited Transaction Exemption 97-41 ("PT 97-41") provides such an exemption if certain conditions are met. The proposed reorganization is intended to satisfy the requirements of PT 97-41.

         In pertinent part, PT 97-41 requires that an independent fiduciary to each ERISA plan and IRA that is a Unitholder in TS&W Small Cap Fund receive disclosure of certain information concerning the PBHG Small Cap Value Fund, and that such independent fiduciary approve in writing the purchase of such mutual fund shares in exchange for its pro rata portion of the underlying assets of the TS&W Small Cap Fund. A discussion of the required information is contained in the attached prospectus, under the heading "ERISA Considerations."

          The prospectus describes in detail the proposed reorganization, and the investment strategies and operating expenses of the two funds, for your evaluation. It also provides information on why Thompson, Siegel & Walmsley has concluded that combining TS&W Small Cap Fund with PBHG Small Cap Value Fund would serve the best interests of TS&W and its ERISA plan and IRA unitholders.

         You are being asked to provide a written consent to approve an Agreement and Plan of Reorganization among Thompson, Siegel & Walmsley, Inc., TS&W Small Cap Fund and PBHG Funds ("Plan of Reorganization"). The Plan of Reorganization will govern the reorganization of TS&W Small Cap Fund into PBHG Small Cap Value Fund. The reorganization will be approved if Members holding a majority of units in TS&W Small Cap Fund consent to approve the Plan of Reorganization. You are also being asked to provide a written consent approving an amendment to TS&W Small Cap Fund's LLC operating agreement that will provide for the redemption of unitholders who do not consent to participate in the reorganization ("Amendment"). Similarly, that Amendment will be approved if Members holding a majority of units consent to approve the Amendment.

         OUR GOAL IS FOR THE REORGANIZATION TRANSACTION TO BECOME EFFECTIVE ON FRIDAY, JULY 25, 2003. ACCORDINGLY, WE WOULD VERY MUCH APPRECIATE RECEIVING YOUR CONSENT BY THE CLOSE OF BUSINESS ON WEDNESDAY, JULY 23, 2003. If an ERISA plan or IRA unitholder votes against the Plan of Reorganization, but such Plan of Reorganization and the Amendment, are nonetheless approved by Members holding a majority of TS&W Small Cap Fund units, such dissenting Member will have its


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units redeemed by TS&W Small Cap Fund pursuant to Section 5.6 of the TS&W Small
Cap Fund LLC Agreement, as amended. In this regard, the dissenting Member will receive in exchange for its units a cash or in-kind distribution of securities held by the TS&W Small Cap Fund in an amount equal to its pro-rata share of total TS&W Small Cap Fund assets at the time of the redemption. Such redemption would occur on the business day preceding the business day in which the reorganization transaction is to close.

         After careful consideration, Thompson, Siegel & Walmsley, as managing member, recommends that you vote in favor of both the Plan of Reorganization and Amendment, and requests that you timely return the enclosed written consent in the postage-paid return envelope.



Sincerely,

Frank H. Reichel, III
President
Thompson, Siegel & Walmsley
Managing Member, TS&W Small Cap Fund